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                                                                    Exhibit 99.2

IXC COMMUNICATIONS                                                  NEWS RELEASE
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            IXC SECOND QUARTER RESULTS TO FALL SHORT OF EXPECTATIONS

Austin, TX -- July 21, 1999 -- IXC Communications, Inc. (Nasdaq:IIXC) announced today that it expected revenue and EBITDA results to fall short of analyst expectations for the quarter ended June 30, 1999 as well as for the full fiscal year. The company, which is in the midst of an operational restructuring, reached this conclusion as a result of new management's detailed review of the overall business.

Today's announcement will have no impact on IXC's ability or timing to proceed with its definitive merger agreement with Cincinnati Bell. The company noted that Cincinnati Bell has been kept fully informed regarding IXC's performance and progress.

About The Company

IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Its offerings include private line, fast packet (ATM and frame relay), Internet and long distance switched and dedicated services. IXC is at the forefront of the industry's new class of emerging domestic and international carriers. IXC is a publicly traded company listed on Nasdaq under the symbol "IIXC." For more information, visit IXC's Web site at www.ixc-comm.com.

                                      # # #

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. The Company's future actual results could differ materially from the forward-looking statements discussed herein. In particular, no assurance can be made that the restructuring of the Company's switched wholesale business will have the results expected by the Company or that certain parts of the network will be completed as scheduled. A list of the factors that could cause actual results to differ materially can be found in the documents the Company files with the SEC, including those contained in the Company's prospectus, and the Form 10-K for the year ended December 31, 1998.

IXC Contacts:
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Media Contact:                                      Investor Contact:
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Melissa Jackson                                     Greta Wiechman
Senior Manager, Public Relations                    Director, Investor Relations
(512) 231-5247                                      (888) 267-9478
mjackson@ixc-comm.com                               gwiechman@ixc-comm.com